MAYTAG CORPORATION

                                 Exhibit 12

                        Ratio of Earnings to Fixed Charges

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                            MAYTAG CORPORATION
                                Exhibit 12
             Computation of Ratio of Earnings to Fixed Charges
              (Amounts in thousands of dollars except ratios)


                                      Year Ended December 31
                        1998       1997       1996       1995        1994

Consolidated pretax
income from
continuing
operations before
minority interest,
extraordinary item
and cumulative
effect of
accounting changes   $ 470,885  $ 300,555  $ 228,237  $  59,804   $ 241,337

Interest expense        62,765     58,995     43,006     52,087      74,077

Depreciation of
capitalized
interest                 2,952      2,530      1,553      1,695       1,772

Interest portion
of rental expense        7,764      6,989      6,448      8,789      10,722

Earnings             $ 544,366  $ 369,069  $ 279,244  $ 122,375   $ 327,908


Interest expense     $  62,765  $  58,995  $  43,006  $  52,087   $  74,077

Interest
capitalized                 17      4,191      8,905      2,534         547

Interest portion
of rental expense        7,764      6,989      6,448      8,789      10,722

Fixed charges        $  70,546  $  70,175  $  58,359  $  63,410   $  85,346


Ratio of earnings
to fixed charges          7.72       5.26        4.78       1.93       3.84

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